Exhibit 99.1

Dunkin’ Brands Announces Departure of Neal Yanofsky, International President

Company also announces expanded responsibilities for Chief Global Marketing and Innovation Officer

CANTON, Mass. (September 23, 2011) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ Donuts and Baskin-Robbins, today announced that the Company and Neal Yanofsky, Dunkin’ Brands International President, have reached a mutual agreement that Mr. Yanofsky will be leaving the company. The Company has initiated a search for his replacement.

On an interim basis, Nigel Travis, Dunkin’ Brands Chief Executive Officer, will assume reporting responsibility for Dunkin’ Donuts International, and Neil Moses, Dunkin’ Brands Chief Financial Officer, will assume responsibility for Baskin-Robbins International.

“We remain focused on accelerating the international growth of both Dunkin’ Donuts and Baskin-Robbins and remain on track to add 450 to 500 net new restaurants outside the United States this year,” said Nigel Travis. “Thanks to our globally recognized brands, strong international management teams and outstanding international franchisees and licensees, we believe we are well positioned to take advantage of our significant opportunities in existing and new markets around the world.”

The Company also announced that in support of its emphasis on international growth, John Costello, Chief Global Marketing and Innovation Officer, will be assuming direct responsibility for worldwide marketing and product innovation for both brands. Additionally, Paul Reynish, formerly Baskin-Robbins International Marketing Vice President, is being promoted to Chief Marketing Officer Dunkin’ Brands International, reporting to Mr. Costello.

“By consolidating our worldwide marketing and product innovation efforts under John’s leadership, we are better positioned to leverage resources, take advantage of global best practices and deliver even more powerful brand messaging in each of the 56 countries where we operate,” concluded Travis.

As of the end of the Second Quarter 2011, Dunkin’ Brands had more than 16,000 Dunkin’ Donuts and Baskin-Robbins restaurants with almost 7,000 of those locations in countries outside the U.S. In 2010 the company added more net new locations than almost any other quick-service restaurant chain in the world.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; changes in working relationship with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees’ relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and the other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; inability to recover our capital costs; changes in political, legal, economic or other factors in international markets; termination of a master franchise agreement or contracts with the U.S. military; currency exchange rates; the impact of food borne-illness or food safety issues or adverse public or medial opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; uncertainties relating to litigation; changes in regulatory requirements to our and our franchisees and licensees ability to comply with current or future regulatory requirements; review and audit of certain of our tax returns; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management’s analysis as of the date of this press release. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our prospectus filed with the Securities and Exchange Commission on July 27, 2011. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

About Dunkin’ Brands Group, Inc.

With more than 16,000 points of distribution in 56 countries worldwide, Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), is one of the world’s leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hardserve ice cream. At the end of 2010, Dunkin’ Brands’ nearly 100 percent franchised business model included 9,760 Dunkin’ Donuts restaurants and 6,433 Baskin-Robbins restaurants, and the company had system-wide sales of approximately $7.7 billion. Dunkin’ Brands Group, Inc. is headquartered in Canton, Mass. The Company’s website is located at www.dunkinbrands.com

Media Contacts:	Investor Relations:
Michelle King	Paul Carbone
Director, Global Media Relations	Vice President Strategy & Finance
Dunkin’ Brands, Inc.	Dunkin’ Brands, Inc.
michelle.king@dunkinbrands.com	paul.carbone@dunkinbrands.com
781-737-5200	781-737-3200